Exhibit 10.3

WATER TRANSPORTATION AGREEMENT

THIS AGREEMENT entered into effective as of this 24th day of June, 2014, by and between GreenHunter Pipeline, LLC, a Delaware limited liability company (“GreenHunter”), having an office at 1048 Texan Trail, Grapevine, Texas 76051 and Tuesday Pipeline, LLC, a limited liability company ("Tuesday Pipeline"), having an office at 300 Ottawa Ave. NW, Suite 200, Grand Rapids, Michigan 49503.

RECITALS

Tuesday Pipeline is the successor in interest to Petro Energy Services, LLC (PES) under that certain Letter of Intent dated March 27, 2014 (LOI) originally between PES and GreenHunter. In the LOI the parties envisioned Tuesday Pipeline transporting Brine, Water, natural gas liquids and condensates on behalf of GreenHunter. Further the LOI envisioned the parties signing one or more definitive agreements. This agreement is a definitive agreement regarding the transportation of Water and certain other aspects of the plans detailed in the LOI.

GreenHunter is desirous of having a pipeline installed for the transportation of Water on GreenHunter's behalf and Tuesday Pipeline is willing to construct, own, operate and maintain pipeline facilities as may be necessary to provide Water transportation that may be requested by GreenHunter subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements and undertakings hereinafter set forth, GreenHunter and Tuesday Pipeline agree as follows:

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

1

ARTICLE I

INITIAL PROCEDURE AND COMMITMENT

1.1     GreenHunter agrees that it shall, in the exercise of due diligence, a) acquire rights to Water from the necessary governmental authorities and b) install the facilities sufficient for GreenHunter to perform its obligations hereunder. GreenHunter further commits and dedicates to Tuesday Pipeline all Water acquired by it and delivered to Tuesday Pipeline at the Point(s) of Receipt described in Appendix B and thereafter redelivered by Tuesday Pipeline to GreenHunter at the Point(s) of Delivery described in Appendix C and located in the Contract Area described in Appendix A, attached hereto and made a part hereof.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

2

1.2     Tuesday Pipeline agrees that it shall, in the exercise of due diligence, acquire the necessary rights and purchase the necessary right-of-way, permits, site locations and materials to construct, install, operate and maintain a pipeline and related facilities, including pumping stations as may be required. The Tuesday Water Pipeline shall be constructed, installed and made commercially operational between the locations described in the attached Appendices B and C. The Tuesday Water Pipeline shall be constructed in accordance with all applicable local, state and Federal specifications. The Tuesday Water Pipeline shall be a 16” HDPE SDR 7 pipeline capable of flowing 100,000 barrels of Water per day and will accept deliveries of GreenHunter's Water at the Point(s) of Receipt set forth on Appendix B, attached hereto and made a part hereof, and redeliver such Water at the Point(s) of Delivery set forth in Appendix C, attached hereto and made a part hereof. The Tuesday Water Pipeline shall be constructed, installed and made commercially operational within 570 days of the date of the formal commitment letter as provided in Section 1.3. If the Tuesday Water Pipeline has not been constructed and installed by Tuesday Pipeline within 570 days period noted above, then for each one (1) month delay, Tuesday Pipeline shall owe GreenHunter as liquidated damages an amount equal to one hundred thousand dollars ($100,000). For the first six (6) months for which liquidated damages are owed to GreenHunter, GreenHunter shall recover all of the liquidated damages by Tuesday Pipeline determining the applicable monthly Transportation Charge using a fee of $2.00 per barrel in lieu of the fee shown on Appendix D for a period of time and covering as many barrels as are necessary to pay all liquidated damages. If liquidated damages are owed to GreenHunter for any month after the first six (6), then in that event, Tuesday Pipeline shall pay GreenHunter (i) cash for the liquidated damages for said month and (ii) cash for the first six (6) months of liquidated damages in lieu of the reduction in the applicable monthly Transportation Charge described above. Further, GreenHunter may, acting in good faith and not capriciously, terminate this Agreement upon thirty (30) days written notice to Tuesday Pipeline if the delay continues for more than a year. As part of Tuesday Pipeline’s requirements under this Agreement, Tuesday Pipeline must acquire the necessary land, easements, rights-of-way, site locations, etc. to construct and install the Tuesday Water Pipeline. The failure of Tuesday Pipeline to acquire the necessary land rights to build the pipeline required hereunder on terms acceptable to it, shall enable Tuesday Pipeline to cancel and terminate this Agreement upon thirty (30) days written notice without liability to GreenHunter provided such notification is sent on or before December 31, 2014.

1.3     On or before August 30, 2014, Tuesday Pipeline shall deliver to GreenHunter a formal commitment letter from a lender providing for the financing of the construction of the Tuesday Water Pipeline. In the event Tuesday Pipeline does not deliver the formal commitment letter to GreenHunter by August 30, 2014, GreenHunter may extend such time for Tuesday Pipeline to deliver the formal commitment letter or either party may terminate this Agreement.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

3

ARTICLE II

WATER TRANSPORTATION SERVICE

2.1     GreenHunter shall deliver a moving average of at least 10,000 barrels per day of Water, and warrants and agrees to pay for a minimum delivery quantity of 600,000 bbl in each two (2) month period during the term of this Agreement in accordance with Appendix D. In the event GreenHunter delivers more than 600,000 barrels over any two (2) month period, then the number of barrels delivered in excess of 600,000 for such two (2) month period shall be credited toward the minimum number of barrels required to be delivered in the subsequent two (2) month period. The Water delivered by GreenHunter to Tuesday Pipeline shall be at the Point(s) of Receipt for transportation on the Tuesday Water Pipeline, and Tuesday Pipeline shall transport and redeliver all such Water to GreenHunter at the Point(s) of Delivery. This transportation service shall be on a Firm Basis and shall pertain to transportation between the Point(s) of Receipt and the Point(s) of Delivery.

2.2     GreenHunter shall arrange for removal of Water after delivery at Point(s) of Delivery in order to allow for continuous delivery of Water by Tuesday Pipeline at the Point(s) of Delivery.

2.3     Tuesday Pipeline shall not transport any Water on the Tuesday Water Pipeline from any party other than GreenHunter unless such Water is delivered by and through GreenHunter.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

4

ARTICLE III

POINT(S) OF RECEIPT

3.1     GreenHunter shall deliver Water at the Point(s) of Receipt which shall be located on land owned or leased by GreenHunter within the Contract Area. The land, whether acquired by GreenHunter directly from the surface owner or by GreenHunter from Tuesday Pipeline, must be on terms mutually acceptable between the parties. The failure of GreenHunter to acquire or lease property necessary to conduct the operations required hereunder on terms acceptable to it, shall enable GreenHunter to cancel and terminate this Agreement upon thirty (30) days written notice to Tuesday Pipeline provided such notice is received on or before December 31, 2014. GreenHunter shall operate and maintain any required truck offloading, barging docks, and storage tanks at the Point(s) of Receipt along with any necessary loading and unloading tanks. GreenHunter installs, operates and maintains all facilities at the Point(s) of Receipt.

ARTICLE IV

POINT(S) OF DELIVERY

4.1     Tuesday Pipeline shall redeliver Equivalent Quantities of Water to GreenHunter at the Point(s) of Delivery on land owned or leased by GreenHunter. The land acquired by GreenHunter must be on terms mutually acceptable between the applicable parties. The failure of GreenHunter to acquire or lease property necessary to conduct the operations required hereunder on terms acceptable to it, shall enable GreenHunter to cancel and terminate this Agreement upon thirty (30) days written notice to Tuesday Pipeline provided such notice is received on or before December 31, 2014. GreenHunter shall install, operate and maintain all facilities and equipment at the Point(s) of Delivery.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

5

ARTICLE V

TERM

5.1     This Agreement shall become effective as of the date hereof and shall continue for a period of time ending on December 31st of the tenth full calendar year of deliveries. For example if deliveries commence on July 1, 2015, the first full calendar year of deliveries would be in the year 2016 and the term would end on December 31, 2022. This Agreement may be terminated by either party if (i) the other party breaches any material term, covenant or condition that is not cured upon thirty (30) days written notice; (ii) it fails to acquire or lease real property necessary to build its facilities or conduct its operations under this Agreement pursuant to Sections 1.2, 3.1 and 4.1 or (iii) by mutual agreement between the parties.

5.2       In the event this Agreement is not terminated earlier pursuant to Section 5.1 above, GreenHunter may, at its option, extend this Agreement for two (2) consecutive periods of five (5) years by providing Tuesday Pipeline with at least six (6) months written notice prior to the end of the then current term.

ARTICLE VI

TRANSPORTATION CHARGE

6.1     For all transportation under this Agreement, GreenHunter shall pay Tuesday Pipeline the charges specified in Appendix D attached hereto and made a part hereof.

ARTICLE VII

GENERAL TERMS AND CONDITIONS

7.1     This Agreement is specifically subject to the General Terms And Conditions, which are attached as Appendix E and made a part hereof.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

6

ARTICLE VIII

NOTICES

8.1     Any notice, request, demand, statement or payment provided for in this Agreement shall be sent to the parties at the following addresses:

GreenHunter Pipeline, LLC	Tuesday Pipeline, LLC
1048 Texan Trail	Payments: As directed on the invoice
Grapevine, TX 76051	All Other: Tuesday Pipeline, LLC
Attn: Mr. Morgan F. Johnston	300 Ottawa Ave. NW, Suite 200
Fax: 972-410-1066	Grand Rapids, Michigan 49503
Email:	Attn: Kurt Rushmore
mjohnston@greenhunterwater.com	Fax: 616-774-2648
Email: kar@majorpipe.com

With a copy to:
2480 State Road
Marietta, Ohio 45750
Attn.: Mr. John Jack
Attn: Mr. Kirk J. Trosclair
Email: jjack@greenhunterwater.com
Email: ktrosclair@greenhunterwater.com

8.2     Either party may change its address under this Agreement by notice to the other party. Unless otherwise provided, all notices and other communications required, permitted or desired to be given including any notice of termination or breach of this Agreement shall be in writing and sent by (1) hand delivery, (2) U.S. mail with all postage and other charges fully prepaid, or (3) facsimile transmission or (4) e-mail properly addressed as shown above, or at such other place as a party may substitute by written notice. Such notices and communications shall be deemed to have been sent on the date (i) mailed, (ii) transmitted as evidenced by fax machine confirmation of receipt, (iii) e-mailed as reflected by the e-mail confirmation and hand delivery is on the date on which the notice is received by the addressee.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

7

8.3     This Agreement includes the following Appendices A through E which are made a part hereof.

ARTICLE IX

RIGHT OF FIRST OFFER

9.1      If Tuesday Pipeline, or their affiliate assignees, as the Selling Party, elects to sell all or any part of its interest in the Tuesday Water Pipeline (the “Tuesday Pipeline Offered Interests”), it shall promptly give written notice, according to Section 8.1, to GreenHunter, with full information concerning its proposed disposition, which shall include the name and address of the prospective purchaser (who must be ready, willing and able to purchase), the purchase price, and all other terms of the offer. Both Parties agree to keep such disposition confidential and restricted only to the prospective purchaser. GreenHunter shall then have a right of first offer (the “ROFO”) to acquire the Tuesday Pipeline Offered Interests. GreenHunter must provide notice to the Selling Party that it intends to acquire the Tuesday Pipeline Offered Interests within sixty (60) business days from the date of receipt of the notice from the Selling Party. Under the ROFO, GreenHunter must make a binding offer to purchase all of the Tuesday Pipeline Offered Interests, whereupon the Selling Party shall have the option to accept such offer, to decline the offer and retain the Tuesday Pipeline Offered Interests, or to sell the Tuesday Pipeline Offered Interests to a third Party, so long as the price paid by such third Party is greater than GreenHunter’s offer. Such ROFO rights are not assignable without written consent from the other Party. In the event Tuesday Pipeline retains the Tuesday Pipeline Offered Interests or the third party does not close the transaction, GreenHunter’s ROFO shall survive and continue to be effective during the term of this Agreement.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

8

9.2     If GreenHunter, or their affiliate assignees, as the Selling Party, elects to sell all or any part of its interest in the barging docks, storage tanks and other equipment on the property owned or leased by GreenHunter subject to this Agreement (the “GreenHunter Offered Interests”), it shall promptly give written notice, according to Section 8.1, to Tuesday Pipeline, with full information concerning its proposed disposition, which shall include the name and address of the prospective purchaser (who must be ready, willing and able to purchase), the purchase price, and all other terms of the offer. Both Parties agree to keep such disposition confidential and restricted only to the prospective purchaser. Tuesday Pipeline shall then have a right of first offer (the “ROFO”) to acquire the GreenHunter Offered Interests. Tuesday Pipeline must provide notice to the Selling Party that it intends to acquire the GreenHunter Offered Interests within sixty (60) business days from the date of receipt of the notice from the Selling Party. Under the ROFO, Tuesday Pipeline must make a binding offer to purchase all of the GreenHunter Offered Interests, whereupon the Selling Party shall have the option to accept such offer, to decline the offer and retain the GreenHunter Offered Interests, or to sell the GreenHunter Offered Interests to a third Party, so long as the price paid by such third Party is greater than Tuesday Pipeline’s offer. Such ROFO rights are not assignable without written consent from the other Party. In the event GreenHunter retains the GreenHunter Offered Interests or the third party does not close the transaction, Tuesday Pipeline’s ROFO shall survive and continue to be effective during the term of this Agreement.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

9

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in counterparts, each of which is an original and all of which are identical, as of the day and year first above written.

TUESDAY PIPELINE, LLC		GREENHUNTER PIPELINE, LLC

By:	By:
Kirk J. Trosclair
Executive Vice President and Chief Operating Officer

By:
John Jack
Senior Vice President

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

10

APPENDIX A

Contract Area

All of GreenHunter's current and after acquired right, title and interest in and to all Water acquired via permits from governmental authorities upstream of the Point(s) of Delivery within the following described area:

Counties of Washington, Greene and Fayette in the Commonwealth of Pennsylvania

[END OF APPENDIX A]

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

APPENDIX B

Point(s) of Receipt

Meter Name
Number	Facility/Location	and/or Number

1)	At the inlet flange of the Tuesday Water Pipeline in and around Benwood, West Virginia
EXACT LOCATION TO BE DETERMINED

[END OF APPENDIX B]

The exact locations of all Point(s) of Receipt shall be mutually agreed upon by the parties.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

APPENDIX C

Point(s) of Delivery

Meter Name
Number	Facility/Location	and/or Number

1)	In or around Claysville, Pennsylvania
EXACT LOCATION TO BE DETERMINED

2)	Southeast of Waynesburg, Pennsylvania
EXACT LOCATION TO BE DETERMINED

[END OF APPENDIX C]

The exact locations of all Point(s) of Delivery shall be mutually agreed upon by the parties.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

APPENDIX D

Transportation Charge

Definitions

CMV     =     Current Month Volumes delivered as measured at the Points of Receipt during the month being charged.

PMV      =     Prior Month Volumes delivered which is the CMV from the immediately prior month.

Monthly transportation charges are determined on a two (2) month rolling basis as follows:

If the first month of deliveries is a partial month, the transportation charge shall be determined by multiplying the monthly deliveries by the per barrel transport fee shown below.

In first full month of deliveries, the transportation charge shall be the number of barrels delivered during the month multiplied by the per barrel transport fee show below.

In all succeeding months the transportation charge shall be determined in accordance with the following:

a)	If PMV + CMV is > than or = to 600,000

Monthly transportation charge equals CMV * per barrel transport fee shown below.

b)	If PMV + CMV is < 600,000

(I)	Monthly transportation charge equals CMV * per barrel transport fee shown below.

PLUS

(II)	Monthly transportation charge equals (600,000 – (PMV+ CMV)) * per barrel transport fee shown below.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

Per Barrel Transport Fees:

Contract Years	Per Barrel Transport Fee
1 and 2	$3.50
3 and 4	$3.50
5 and 6	$3.50
7 and 8	$3.50
9 and 10	$3.50
11 and 12	$3.45
13 and 14	$3.35
15 and 16	$3.35
17 and 18	$3.35
19 and 20	$3.30

[End of Appendix D]

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

APPENDIX E

GENERAL TERMS AND CONDITIONS

SECTION I

DEFINITIONS

E-1.1     The term "day" shall mean a period of 24 consecutive hours commencing at 9:00 A.M. Eastern clock time on one calendar day and ending at 9:00 A.M. Eastern clock time the following calendar day.

E-1.2     The term "month" shall mean the period beginning at 9:00 A.M. Eastern clock time on the first day of a calendar month and ending at 9:00 A.M. Eastern clock time on the first day of the following calendar month.

E-1.3     The term "Brine" shall all saline geological formation water resulting from, obtained from, or produced in connection with exploration, drilling, well stimulation, production of oil or gas, or plugging of a well.

E-1.4     The term "Equivalent Quantity" shall mean an equivalent quantity of Water expressed in barrels to that received by Tuesday Pipeline at the Point(s) of Receipt less GreenHunter's proportionate share of Tuesday Pipeline’s actual gains or losses of barrels on the Tuesday Water Pipeline.

E-1.5     The term "MAOP" shall mean 220 psig which is the Maximum Allowable Operating Pressure of the Tuesday Water Pipeline.

E-1.6     The term "Firm Basis" means that Tuesday Pipeline agrees to transport all Water, up to 100,000 barrels per day, delivered during the term of the Agreement from the Point(s) of Receipt to the Point(s) of Delivery, except for reasons of Force Majeure.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

E-1.7     The term "Tuesday Water Pipeline" shall mean the pipeline constructed, installed, operated and maintained by Tuesday Pipeline from the Point(s) of Receipt to the Point(s) of Delivery, including any pumping stations as may be installed by Tuesday Pipeline.

E-1.8     The term "Barrel" shall mean a standard barrel of Water which is 42 US gallons.

E-1.9     The term “Water” shall mean water from a municipality or body of water.

E-1.10     The term “Contract Year” shall mean a period of twelve (12) consecutive months commencing on January 1st of each year; provided, however, that the first Contract Year will commence on the date of first delivery of Water hereunder and end on December 31st of that year.

SECTION II

VOLUMES AND DISPOSITION OF WATER

E-2.1     On or before the 20th day of the month Tuesday Pipeline shall forward to GreenHunter a written report detailing GreenHunter’s actual quantities of Water delivered at the Point(s) of Receipt during the prior month.

E-2.3     To allow Tuesday Pipeline to efficiently operate the Tuesday Water Pipeline, GreenHunter agrees to use its reasonably best efforts to deliver Water at the Point(s) of Receipt at uniform daily volumes and rates.

E-2.3     If Tuesday Pipeline is not able to effectuate delivery of Water at the Point(s) of Delivery because of GreenHunter's failure to secure the necessary arrangements to take and dispose of, or store Water, then Tuesday Pipeline is authorized to cease taking receipt of Water at the Point(s) of Receipt and delivering Water at the Point(s) of Delivery.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

SECTION III

POSSESSION AND RESPONSIBILITY

E-3.1     As between Tuesday Pipeline and GreenHunter, GreenHunter shall be deemed in exclusive control and possession of the Water transported hereunder and responsible for any damage or injury caused thereby until it is delivered to Tuesday Pipeline at the Point(s) of Receipt and after it is redelivered by Tuesday Pipeline at the Point(s) of Delivery. Tuesday Pipeline shall be deemed in exclusive control and possession of said Water and responsible for any damage or injury caused thereby after it is delivered by GreenHunter at the Point(s) of Receipt and before it is redelivered by Tuesday Pipeline to GreenHunter at the Point(s) of Delivery.

E-3.2     Tuesday Pipeline shall have no liability to GreenHunter for consequential, incidental, exemplary, punitive or indirect damages, lost profits or other business interruption damages, arising out of the performance or nonperformance of any obligation under the Agreement, by statute, in tort or contract, under any indemnity provision or otherwise.

E-3.3     GreenHunter shall have no liability to Tuesday Pipeline for consequential, incidental, exemplary, punitive or indirect damages, lost profits or other business interruption damages, arising out of the performance or nonperformance of any obligation under the Agreement, by statute, in tort or contract, under any indemnity provision or otherwise.

SECTION IV

DELIVERY PRESSURE

E-4.1     GreenHunter shall deliver volumes of Water to Tuesday Pipeline at the Point(s) of Receipt at any positive pressure. Tuesday Pipeline shall install, own, operate and maintain the necessary pumping facilities to increase the pressure of the Water as needed in order to deliver such Water at the Point(s) of Delivery.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

SECTION V

MEASUREMENT AND MONITORING

E-5.1     All Water received at the Point(s) of Receipt and the Point(s) of Delivery shall be measured by Tuesday Pipeline. Tuesday Pipeline shall purchase, install, own, operate and maintain the measurement at the Point(s) of Receipt. All Water received by Tuesday Pipeline at the Point(s) of Receipt shall be monitored for quality by GreenHunter. GreenHunter shall purchase, install, own, operate and maintain all quality monitoring equipment. Each party shall supply the other with electronic connections to provide continuous reporting of measured volumes and quality. Each party shall furnish the other with all calibration reports and grants the other the right to attend all calibrations. Five (5) day written notice of calibrations shall be provided by the parties.

E-5.2     Notwithstanding the above, the parties may at their own expense purchase, install, operate and maintain independent measurement and quality monitoring equipment.

SECTION VI

QUALITY

E-6.1     Unless prior approval is received from Tuesday Pipeline, all Water received from GreenHunter at the Point(s) of Receipt shall comply with any more stringent specifications as may ever be required by any governmental authority having jurisdiction and at a minimum the following specifications:

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

(a)	All Water delivered shall not be classified as hazardous waste.

(b)	No fluid consisting of drilling muds, bentonite based fluids, barite based fluids, drill cuttings or any fluid weighing more than 10.5 pounds per gallon shall be delivered.

(c)	All Water delivered will be filtered through a 10 micron system to remove the suspended solids within the fluid.

E-6.2     In the event that GreenHunter delivers Water not meeting the quality specifications of this Section, GreenHunter shall be responsible for any and all loss suffered by Tuesday Pipeline to the Tuesday Water Pipeline, including pumps, meters, tanks and other facilities forming a part of the Tuesday Water Pipeline. Additionally, GreenHunter shall be responsible for any and all expenses incurred by Tuesday Pipeline arising from or relating to the delivery of Water not meeting the foregoing quality specifications including, without limitation, corrosion or damage to the Tuesday Water Pipeline and the movement of Water off of the Tuesday Water Pipeline due to contamination and any disposal costs associated therewith.

E-6.3     Tuesday Pipeline will receive Water at the Point(s) of Receipt and deliver same Water at the Point(s) of Delivery without any processing or treating.

E-6.4     In the event that the Water delivered by GreenHunter at the Point(s) of Receipt fails at any time to meet the specifications of this Article, Tuesday Pipeline shall notify GreenHunter of such failure and thereupon may, at its option, refuse to accept delivery pending correction. Upon demonstration acceptable to Tuesday Pipeline that the Water being tendered for delivery at the Point of Receipt(s) meets the quality specifications of this Article, Tuesday Pipeline shall resume taking delivery of Water.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

SECTION VII

TAXES

E-7.1     GreenHunter and Tuesday Pipeline shall each pay, and be responsible for, their own taxes, tariffs, and duties however designated, levied, or charged against it resulting from this Agreement, including, without limitation, all state and local privilege, severance or excise taxes, and any amount in lieu of or addition to such taxes, tariffs, and duties.

SECTION VIII

CREDIT WORTHINESS

E. 8.1      Only in the case that GreenHunter becomes delinquent on two (2) consecutive monthly payments to Tuesday Pipeline in accordance with Section X herein, Tuesday Pipeline may demand that GreenHunter provide an unconditional and irrevocable Letter of Credit (as defined below) from a financial institution reasonably acceptable to Tuesday Pipeline or an alternative form of security proposed by GreenHunter and acceptable to Tuesday Pipeline and consistent with commercial practices established by the Uniform Commercial Code that is equal to the charge for two(2) months of service hereunder.

a)     “Letter of Credit” means one or more irrevocable, transferable standby letter of credit issued by a U.S. commercial bank or a U.S. branch of a foreign bank provided that GreenHunter is not an affiliate of such bank, and provided that such bank has an issuer and/or corporate crediting of at least A2 from Moody’s or A from Standard and Poors or Fitch Ratings. In the event of different ratings from the rating agencies, the lowest rating shall apply.

b)     Costs of a Letter of Credit shall be borne by GreenHunter.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

c)     If the credit rating of the bank issuing the Letter of Credit falls below the specified rating, GreenHunter shall notify Tuesday Pipeline in writing within five (5) business days of such event and shall have fourteen (14) business days following written notice to provide another Letter of Credit.

E-8.2      Tuesday Pipeline shall not be required to commence or to continue service hereunder if GreenHunter shall be or become insolvent.

E-8.3     GreenHunter shall not be required to commence or to continue service hereunder if Tuesday Pipeline shall be or become insolvent.

SECTION IX

WARRANTY OF RIGHT TO DELIVER AND INDEMNITY

E-9.1     Each party warrants that at the time of delivery at the Point(s) of Receipt or the Point(s) Of Delivery it will have the right to deliver the Water and that it will indemnify the other party, defend, and save it harmless from suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any and all persons to said Water or to royalties, taxes, license fees or charges thereon.

E-9.2     Each Party (“Indemnifying Party”) hereby covenants and agrees with the other Party, and its Affiliates, and each of their directors, officers and employees (“Indemnified Parties”), that except to the extent caused by the Indemnified Parties’ gross negligence or willful misconduct, the Indemnifying Party shall protect, defend, indemnify and hold harmless the Indemnified Parties from, against and in respect of any and all losses incurred by the Indemnified Parties to the extent those losses (i) arise from claims brought by any of the Indemnifying Party’s employees, Tuesday Pipeline or GreenHunter s subcontractors, or their employees for losses due to bodily injury, death or damage to property or (ii) arise from or are related to: (a) the Indemnifying Party’s facilities or operations under this Agreement; or (b) the Indemnifying Party’s possession and control of the Water.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

SECTION X

BILLING AND PAYMENT

E-10.1     On or before the 20th day of each calendar month, Tuesday Pipeline shall render an invoice to GreenHunter for the total transportation charges incurred during the preceding calendar month. GreenHunter will pay Tuesday Pipeline the amount due on or before the thirtieth (30th) day after the invoice is received. All such payments shall be made by either a) check if sent by next day air or b) wire transfer in the form of immediately available funds directed to a bank account designated by Tuesday Pipeline on its invoice.

E-10.2     GreenHunter shall have the right at all reasonable times to examine the books, records and charts of Tuesday Pipeline to the extent necessary to verify the accuracy of any invoice, statement, charge or computation made under or pursuant to any provisions of this Agreement.

E-10.3     Should GreenHunter fail to pay any undisputed amount of any invoice rendered by Tuesday Pipeline as herein provided when such amount is due, a late payment charge each month equal to 1.5% of the undisputed amount of the invoice, net of taxes, not compounded, shall be added to the statement.

E-10.4     Additionally, should GreenHunter fail to pay any undisputed amount of any invoice rendered by Tuesday Pipeline as herein provided when such amount is due, Tuesday Pipeline in its sole discretion may after sixty (60) days' prior written notice, terminate this Agreement, or suspend further service to GreenHunter, or both. In the event that Tuesday Pipeline so terminates this Agreement, it may, without prejudicing any other rights that it may have against GreenHunter, retain all amounts paid by GreenHunter pursuant to Section VIII.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

E-10.5     If GreenHunter shall find at any time within twenty-four (24) months after the date of any invoice rendered by Tuesday Pipeline that it has been overcharged in the amount billed, and if said overcharge shall have been paid, and if GreenHunter shall have made a claim therefore within the aforementioned twenty-four (24) months, the overcharge, if verified by Tuesday Pipeline, shall be refunded by Tuesday Pipeline to GreenHunter within thirty (30) days of notice of said claim. Similarly, if Tuesday Pipeline shall find at any time within twenty-four (24) months after the date of any invoice rendered by it that there has been an undercharge in the amount billed, it may, within the aforesaid twenty-four (24) months, submit an invoice for such undercharge, and GreenHunter, upon verifying the same, shall pay such amount within thirty (30) days of notice of said claim.

E-10.6     The statements rendered pursuant to this Agreement will be denominated in U.S. Dollars ($ U.S.). All payments must be paid in $ U.S.

SECTION XI

NON-WAIVER OF FUTURE DEFAULTS

E-11.1     No waiver by either party of any one or more defaults by the other in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or a different character.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

SECTION XII

FORCE MAJEURE

E-12.1     No party shall be able to claim an event of Force Majeure as detailed in the following section unless it shall notify the other party as soon as possible after the occurrence relied upon, giving reasonably full particulars.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

E-12.2     Neither GreenHunter nor Tuesday Pipeline shall be liable in damages, or in any other remedy, legal or equitable, to the other for any act, omission or circumstances occasioned by or in consequence of any acts of God, strikes, lockouts, acts of the public enemy, wars, sabotage, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests, and restraints of rulers and peoples, civil disturbances, explosions, breakages or accident to machinery or line of pipe or the necessity to make repairs, tests, or alterations to machinery or line of pipe, line freeze-ups, the binding order of any court or governmental authority which has been resisted in good faith by all reasonable legal means, or any other cause, whether of the kind herein enumerated, or otherwise, and whether caused or occasioned by or happening on the account of, the act or omission of one of the parties hereto or some person or concern not a party hereto, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome. A failure to settle or prevent any strike or other controversy with employees or with anyone purporting or seeking to represent employees shall not be considered to be a matter within the control of the party claiming suspension. Since both parties will each be spending more than $150 million to install transportation pipelines and related facilities and infrastructure necessary to implement the agreement of parties to transport Brine, Water and condensates (the Brine and condensate agreements are subject to other but related agreements), neither party anticipates any change in governmental rules or regulations that will cause a complete economic failure of any pipeline project whether for Brine, Water or condensate. There are however, certain instances where a change in governmental rules or regulations could severely change and possibly cause the material economic failure of a party. Some of those instances are, for example, if the Commonwealth of Pennsylvania changes its regulations to allow for disposal of Brine in Pennsylvania, or if the State of Ohio prohibits Brine from other states to be disposed of in wells located in Ohio, or if the Coast Guard in the future will not allow Brine to be transported via barge on the Ohio River or if any governmental authority prohibits the taking of Water out of bodies of Water or the transportation of Brine, Water or condensate. In cases like the foregoing, these events will also be deemed force majeure. The party claiming material economic failure (the Moving Party) will, in addition to providing notice as provided in Section E-12.1, additionally have to provide full particulars showing the material economic failure after doing everything in its power to reduce losses. Thereafter the parties will meet to discuss and agree upon a plan of action to mitigate damages. In order to mitigate damages the parties envision that a pipeline may have to be converted to another use, tanks, infrastructure and other facilities may have to be sold or reused. As a part of an agreed upon plan to mitigate damages, the Non-Moving Party may have to either reduce its charges or agree to an increase in charges in the Brine and/or condensate agreements by up to 50% for a period of time necessary so that the parties will have proportionately lost the same degree of economic opportunity. In the event GreenHunter and Tuesday Pipeline cannot come to an agreement in good faith to mitigate the damages due to the event of force majeure, then either party shall have the right to terminate this Agreement.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

E-12.3     Such causes or contingencies affecting the performance of the Agreement by either party, however, shall not relieve it of liability in the event of its contributing negligence or in the event of its failure to use due diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch.

E-12.4          Notwithstanding the foregoing provisions of the Section, nothing shall relieve either party from its obligation to make payments of amount then due hereunder.

SECTION XIII

LAWS, ORDERS, RULES AND REGULATIONS

E-13.1     The performance by the parties of their obligations set forth in this Agreement shall be subject to all valid and applicable laws, orders, rules and regulations of any duly constituted authority having jurisdiction. Both parties shall have the right to contest the validity of any law, order, rule or regulation, or a change thereof, and the acquiescence or compliance therewith for any period of time shall not be construed as a waiver of such right.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

E-13.2     This Agreement is governed by the laws of the State of Ohio. All disputes between GreenHunter and Tuesday Pipeline arising out of or in connection with this Agreement, or any determination required to be made by GreenHunter and Tuesday Pipeline as to which the parties disagree shall be settled by arbitration in Washington County, Ohio. The arbitration shall be conducted in accordance with the rules of the Ohio Arbitration Act or similar statute. The arbitration shall be conducted by a single arbitrator who shall be selected by the parties’ mutual agreement. The arbitrator shall be selected from attorneys who have been licensed to practice law in the State of Ohio for at least 20 years and who have demonstrated experience and expertise in oil and gas law and who have no affiliation or interests with either party and no financial or personal stake in the outcome of the arbitration. If the parties are unable to reach agreement upon the selection of the arbitrator within a reasonable time, then either party may petition the court to appoint the arbitrator pursuant to the provisions of the Ohio Arbitration Act. The parties agree that in any such arbitration the rules of evidence shall not apply and that each party shall be entitled to present any evidence material to the controversy and that the Arbitrator shall be the sole judge of the materiality of the evidence. Any award by the arbitrator shall be final, binding and not appealable, and shall be issued within 30 days after the conclusion of the arbitration hearing and shall be in writing and shall state the legal and factual bases for the award. Judgment may be entered on the award in any court of competent jurisdiction. In the event a third party brings an action against GreenHunter and/or Tuesday Pipeline, such action shall not be subject to mandatory arbitration under this section and either GreenHunter or Tuesday Pipeline may pursue their respective claims or defenses in the action.

SECTION XIV

INSURANCE

E-14.1      Neither the minimum policy limits of insurance required of Tuesday Pipeline or GreenHunter under this Section 14 nor the actual amounts of insurance maintained by Tuesday Pipeline or GreenHunter under its insurance program limit or reduce Tuesday Pipeline’s or GreenHunter’s liability and indemnity obligations in this Agreement.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

E-14.2     GreenHunter shall maintain the following insurance and all other insurance required by Applicable Law:

(A)

Workers’ Compensation and Employer’s Liability Insurance as prescribed by applicable laws where the Water services are performed and, if applicable, the states, provinces and/or countries of residence of GreenHunter personnel performing the Services. The policy limits for the Employer’s Liability Insurance must not be less than US$1,000,000 combined single limit per occurrence.

(B)

Commercial General Liability (Bodily Injury and Property Damage) Insurance, including the following supplemental coverages: Contractual Liability to cover the liabilities assumed in this Agreement; Products and Completed Operations; Explosion, Collapse and Underground Hazards; and Sudden and Accidental Pollution. The policy territory coverage must include all areas where the Services are to be performed. The policy limits must not be less than US$10,000,000 or its currency equivalent combined single limit per occurrence.

(C)

Automobile Bodily Injury and Property Damage Liability Insurance extending to all vehicles provided by GreenHunter in the performance of the Water Services. The policy limits for this insurance must be the higher of the amount required by applicable law or US$1,000,000 or its currency equivalent combined single limit per occurrence.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

E-14.3                    Tuesday Pipeline shall maintain the following insurance and all other insurance required by Applicable Law:

(A)

Workers’ Compensation as prescribed by applicable laws where the Water services are performed and, if applicable, the states, provinces and/or countries of residence of Tuesday Pipeline personnel performing the Services. The policy limits for the Employer’s Liability Insurance must not be less than US$1,000,000 each accident.

(B)

Commercial General Liability (Bodily Injury and Property Damage) Insurance, including the following supplemental coverages: Contractual Liability to cover the liabilities assumed in this Agreement; Products and Completed Operations and Accidental Pollution. The policy territory coverage must include all areas where the Services are to be performed. The policy limits must not be less than US$1,000,000 or its currency equivalent combined single limit per occurrence.

(C)

Automobile Bodily Injury and Property Damage Liability Insurance extending to all vehicles provided by Tuesday Pipeline in the performance of the Water Services. The policy limits for this insurance must be the higher of the amount required by applicable law or US$1,000,000 or its currency equivalent combined single limit per occurrence.

(D)	Umbrella Liability to be excess of all liability coverages mentioned above. The policy limits shall be US$4,000,000 each occurrence limit/US$4,000,000 general aggregate limit.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

E-14.4     If performance of the Water Services requires Tuesday Pipeline or GreenHunter to use watercraft, Tuesday Pipeline or GreenHunter shall maintain or require owners of the watercraft to maintain the following:

(1)

Hull and Machinery Insurance (“H&M”) on all vessels and barges used by Tuesday Pipeline or GreenHunter in the performance of the Water Services, in an amount equal to the fair market value of each vessel or barge, with navigation limits adequate for the vessel’s trade.

(2)

Protection and Indemnity (“P&I”) Liability Insurance including coverage for injuries to or death of masters, mates and crews (which, if the Water Services are performed in the United States, must include coverage under the Jones Act, Death on the High Seas Act and General Maritime Law), collision liabilities not covered under H&M, excess collision liabilities and pollution liabilities for all vessels and barges used in the performance of the Water Services. The policy territory coverage must include all areas where each vessel and barge is used. The policy limit for this insurance must be an amount at least equal to the fair market value of each vessel or barge but not less than US$10,000,000 or its currency equivalent per occurrence.

E-14.5     If performance of the Water Services requires Tuesday Pipeline or GreenHunter to use aircraft (including helicopters), Tuesday Pipeline or GreenHunter shall maintain or require owners of aircraft to maintain Aircraft Liability (Bodily Injury (including liability to passengers) and Property Damage) Insurance with a combined single limit of not less than US$25,000,000 or its currency equivalent per occurrence.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

SECTION XV

MISCELLANEOUS PROVISIONS

E-15.1     Neither GreenHunter nor Tuesday Pipeline shall broker its interests under this Agreement without the prior written consent from either company, which may be withheld for any reason.

E-15.2     The headings used throughout this Agreement are inserted for convenience of reference only and are not to be considered when construing the terms or provisions hereof nor are they to be deemed in any way to qualify, modify or explain the effect of any such provisions or terms.

E-15.3     Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders. The words "herein," "hereunder" and words of similar import refer to the entirety of this Agreement and not only to the Section in which such use occurs.

E-15.4     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

E-15.5     This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an originally executed copy, and it shall not be necessary to produce all counterparts in order to prove this Agreement.

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014

E-15.6     Any company shall succeed by purchase, merger, or consolidation to the properties, substantially as an entirety, of GreenHunter or of Tuesday Pipeline, as the case maybe, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement.

E-15.7     This Agreement constitutes the entire agreement between Tuesday Pipeline and GreenHunter concerning the subject matter hereof. Any prior understandings, representations, promises, undertakings, agreements or inducements, whether written or oral, concerning the subject matter hereof not contained herein shall have no force and effect. This Agreement may be modified or amended only by a writing duly executed by both parties.

E-15.8     The terms of this Agreement will remain confidential except as required by any government or regulatory body having jurisdiction or unless parties to this Agreement otherwise agree in writing.

[END OF APPENDIX E]

Water Transportation Agreement

GreenHunter & Tuesday Pipeline

June 24, 2014